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                                                                    Exhibit 24.2






                                                    January 7, 1997


Plantronics, Inc.
337 Encinal Street
Santa Cruz, California 95060

         RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 7, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 350,000 shares of your Common Stock for issuance under the Plantronics, Inc. Annual Profit Sharing/Individual Savings Plan.

         We consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                           Very truly yours,

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation